Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS, INC. PRICES PUBLIC OFFERING OF COMMON STOCK
HOUSTON, February 14, 2008 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported that it has priced an underwritten public offering of 2,250,000 shares of its common stock (or 8% of total shares outstanding) under an effective shelf registration statement at a price to the public of $54.50 per share. The underwriters will have an option to purchase up to an additional 337,500 shares from Carrizo to cover any over-allotments.
Carrizo intends to use the proceeds from the offering primarily to partially fund its leasing and drilling program, including accelerating its Barnett Shale leasing and drilling activities in southeast Tarrant County. Pending such use, Carrizo intends to use a portion of the net proceeds to repay the outstanding principal amount under its revolving credit facility.
RBC Capital Markets and JPMorgan are serving as joint bookrunning managers for the offering. Copies of the prospectus for the offering may be obtained from the offices of RBC Capital Markets Corporation, Equity Capital Markets, One Liberty Plaza, NY, NY 10006 or J.P. Morgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.
This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in the Barnett Shale area in North Texas and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also engaged in exploration activities in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
Statements in this news release, including but not limited to those relating to the closing of the offering, use of proceeds and other statements that are not historical facts are forward looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include satisfaction of closing conditions, results of operations, market conditions, capital needs and uses and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.
Contact: Carrizo Oil & Gas, Inc.
                B. Allen Connell, Director of Investor Relations
                Paul F. Boling, Chief Financial Officer